EXHIBIT 99.1     PRESS RELEASE

              [SECURITY OF PENNSYLVANIA FINANCIAL CORP. LETTERHEAD]








November 26, 1999

FOR IMMEDIATE RELEASE

Contact:                      Richard C. Laubach
                              President and Chief Executive Officer
                              Security of Pennsylvania Financial Corp.
                              31 West Broad Street
                              Hazleton, Pennsylvania 18201
                              (570) 454-0824


                    SECURITY OF PENNSYLVANIA FINANCIAL CORP.
                           TO REPURCHASE COMMON STOCK

      Hazleton, Pennsylvania, November 26, 1999 -- Security of Pennsylvania Financial Corp., (AMEX:SPN) the holding company for Security Savings Association of Hazleton, Hazleton, Pennsylvania, has announced that it has received regulatory clearance to repurchase up to 150,765 shares of its common stock.

      Richard C. Laubach, President and Chief Executive Officer of Security of Pennsylvania Financial Corp. said that the Company has been authorized by its Board of Directors to repurchase up to 10% of the Company's 1,507,650 shares outstanding. It is intended that all such repurchases will be effected within the next six months.

      Mr. Laubach commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on November 24, 1999 was at approximately 70.6% percent of its tangible book value at $14.17 per share (as of September 30, 1999). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      Security of Pennsylvania Financial Corp. completed its initial public offering of common stock in connection with the conversion of Security Savings Association of Hazleton from a Pennsylvania-chartered mutual savings and loan association to a Pennsylvania-chartered stock savings and loan association on December 30, 1998. In the conversion, Security of Pennsylvania Financial Corp. sold 1,511,617 shares at $10.00 per share, raising $15,116,170 in gross proceeds, and issued an additional 75,383 shares to Security Savings Charitable Foundation.

      Security Savings Association of Hazleton is headquartered in Hazleton, Pennsylvania, and operates through its administrative/branch office in Hazleton and through three other full service branches located throughout Northeast Pennsylvania. The Association's deposits are insured by the Federal Deposit Insurance Corporation.

     Statements contained in this news release, which are not historical facts, contain forward- looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.